Exhibit 95

Mine Safety Disclosure

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Center Mine / 3200218	2	—	—	—	—	$54,140	—	No	No	—	—	—

For the quarter ended March 31, 2014, BNI Coal, owner of Center Mine, received two significant and substantial (S&S) citations under Section 104(a) of the Mine Safety Act with total penalties assessed on BNI with respect to these citations totaling $1,640. In addition, in 2013, BNI Coal had a S&S citation under Section 104(a) of the Mine and Safety Act for which the Mine Safety and Health Administration (MSHA) had not assessed or proposed a penalty in 2013; during the quarter ended March 31, 2014, a penalty of $52,500 was proposed by the MSHA. For the quarter ended March 31, 2014, there were no citations, orders, violations or notices received under Sections 104(b), 104(d), 107(a), 104(e) or 110(b)(2) of the Mine Safety Act and there were no fatalities.